EXHIBIT 99.01

Xicor Shareholders Approve Merger With Intersil

Intersil expects the transaction to close later today

Milpitas, CA, July 29, 2004 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, reported a successful shareholder vote earlier today, with 96% of the voting Xicor shareholders approving the transaction. Intersil expects the transaction to close later today.

“We’re pleased by the vote and the imminent closing of this merger, which will accelerate our progress toward making Intersil a premier high performance analog company,” said Rich Beyer, Intersil’s president and CEO. “Throughout the integration process we will place Intersil and Xicor customers first and focus on maintaining high customer satisfaction. I am extremely pleased with the quality of our new team and I’m very happy that Lou DiNardo will join Intersil’s management team as executive vice president and general manager of a new product group comprised of the power management and Xicor product portfolios.”

Intersil expects to record a one-time charge for the purchased in-process research and development expenses related to the transaction in its third quarter financial statements. The amount of the charge has not yet been determined.

The final pricing of the transaction and cash and stock conversion details for holders of Xicor stock will be posted on the Intersil Investors website (www.intersil.com/cda/investors) once the elections are tabulated.

About Intersil

Intersil Corporation, a NASDAQ-100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.

This release may include “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at http://www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at http://www.sec.gov